Exhibit 99.1

Alliance Laundry Systems LLC Announces Entry into New Credit Facilities and Early Settlement of Tender Offer

Ripon, Wis. – September 30, 2010 – Alliance Laundry Systems LLC (“Alliance Laundry”) announced today that it, along with its parent company Alliance Laundry Holdings LLC (“Holdings”), has entered into a credit agreement, dated as of September 30, 2010 (the “Credit Agreement”), among Alliance Laundry, Holdings, the lenders from time to time party thereto, BMO Capital Markets and Morgan Stanley Senior Funding, Inc., as co-syndication agents, The Bank of Nova Scotia and The PrivateBank and Trust Company, as co-documentation agents and Bank of America, N.A., as administrative agent, swing line lender and an issuing lender and that it and Alliance Laundry Corporation, its wholly owned subsidiary (“ALC” and together with Alliance Laundry, the “Issuers”), have consummated the early settlement of their previously announced cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) for any and all of their 8 1/2% Senior Subordinated Notes due 2013 (CUSIP No. 001623AB3) (the “Notes”).

The Issuers used the net proceeds from term loan borrowings under the Credit Agreement, together with other available funds, to fund the payment of consideration and costs relating to the Offer. On September 29, 2010 (the “Initial Acceptance Date”), the Issuers accepted for purchase and payment (the “Early Settlement”) all of the Notes that were validly tendered at or prior to the Initial Acceptance Date. As of 5:00 p.m., New York City time, on the Initial Acceptance Date, $149,315,000 aggregate principal amount of the Notes had been validly tendered and not withdrawn, which represented 99.54% of the outstanding aggregate principal amount of the Notes. Payment for the Notes pursuant to the Early Settlement was made today (the “Initial Payment Date”). Holders of Notes who tendered their Notes received $1,027.50 for each $1,000 principal amount of the Notes validly tendered (which included a consent payment of $25.00 per $1,000 principal amount of the Notes), plus any accrued and unpaid interest up to, but not including, the Initial Payment Date.

The Offer will remain open until 8:00 a.m., New York City time, on October 7, 2010, unless otherwise extended.

The Issuers have engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement, dated September 9, 2010 (the “Statement”) or other tender offer materials may be directed to Georgeson Inc., the Information Agent, at (866) 628-6021 (toll free) or (212) 440-9800 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Statement. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Alliance Laundry Systems LLC

Based in Ripon, Wis., Alliance Laundry Systems LLC is a leading global manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries and on-premises laundries. Alliance Laundry offers a full line of washers and dryers with load capacities from 12 to 200 pounds for commercial and consumer use. The company’s products are sold under the well-known brand names Speed Queen®, UniMac®, Huebsch®, Cissell® and IPSO®.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Alliance Laundry cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the expiration and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Alliance Laundry does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.